CUSTODY AGREEMENT

THIS CUSTODY AGREEMENT (“Agreement”), dated as of March 14, 2012, is entered into by and between THE HUNTINGTON NATIONAL BANK, anational bank organized under the laws of the United States (the “Custodian” or “Bank”), and PSGCapital Management Trust, a business trust formed under the laws of the State of Delaware(“Trust”).

WI TN ESSE TH:

WHEREAS, the Custodian serves as custodian and foreign custody manager for certain of itscustomers; and

WHEREAS, the Trust wishes to employ Custodian to act as its custodian and as the foreigncustody manager for the Trust to provide for the custody and safekeeping of the assets of the Trust asrequired by the Act, and to provide related services, all as provided herein, and Custodian is willing toaccept such employment, subject to the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained,the Custodian and Trust hereby agree, as follows:

Definitions: The following words and phrases, when used in this Agreement, unless the contextotherwise requires, shall have the following meanings:

Act or 1940 Act shall mean the Investment Company Act of 1940, as amended from time to time.

1934 Act shall mean the Securities and Exchange Act of 1934, as amended from time to time.

Advance(s) shall mean any extension of credit by or through the Custodian or by or through anySub-custodian and shall include, without limitation, amounts due to the Custodian or any Sub-custodian asthe principal counterparty to any foreign exchange transaction with the Trust, or paid to third parties foraccount of the Trust or in discharge of any expense, tax or other item payable by the Trust.

Agent(s) shall have the meaning set forth in Section 8 hereof.

Applicable Law shall mean with respect to each jurisdiction, all (a) laws, statutes, treaties,regulations, guidelines (or their equivalents); (b) orders, interpretations, licenses and permits; and (c)judgments, decrees, injunctions, writs, orders and similar actions by a court of competent jurisdiction,compliance with which is required or customarily observed in such jurisdiction.

Authorized Person(s) shall mean any person, whether or not any such person is an Officer oremployee of the Trust, who is duly authorized by the Board of Trustees of the Trust to give Instructions onbehalf of the Trust or any Fund in accordance with Section 4 herein, and named in Appendix A attachedhereto and as amended from time to time by resolution of the Board of Trustees, certified by an Officer,and received by the Custodian.

Board of Trustees shall mean the Trustees from time to time serving under the Trust’s Agreementand Declaration of Trust, as from time to time amended.

Book-Entry System shall mean a federal book-entry system as provided in Subpart O of TreasuryCircular No. 300, 31 CFR 306, in Subpart B of 31 CFT Part 350, or in such book-entry regulations offederal agencies as are substantially in the form of Subpart O.

Clearing Corporation shall mean any entity or system established for purposes of providingsecurities settlement and movement and associated functions for a given market.

Delegation Schedule shall mean any separate schedule entered into between the Custodian and theTrust or its authorized representative with respect to certain matters concerning the administration ofInvestments held outside of the United States and the appointment of “Eligible Foreign Custodians” underthe provisions of Rule 17f-5 of the 1940 Act.

Dividend and Transfer Agent shall mean the dividend and transfer agent appointed, from time totime, pursuant to a written agreement between the dividend and transfer agent and the Trust.

FINRA means the Financial Industry Regulatory Authority.

Foreign Financial Regulatory Authority shall have the meaning given by Section 2(a)(50) of the1940 Act.

Fund(s) shall mean each series of the Trust listed in Appendix B and any additional series addedpursuant to Written Instructions.  A series is individually referred to as a “Fund” and collectively referred toas the “Funds.”

Instruction(s) shall mean Oral Instructions or Written Instructions.  Instructions may be continuingWritten Instructions when deemed appropriate by both parties.

Investment(s) shall mean any investment asset of the Trust and/or a Fund, including withoutlimitation, Money Market Securities and Securities.

Money Market Security shall mean debt obligations issued or guaranteed as to principal and/orinterest by the government of the United States or agencies or instrumentalities thereof, commercial paper,obligations (including certificates of deposit, bankers’ acceptances, repurchase agreements and reverserepurchase agreements with respect to the same), and time deposits of domestic banks and thrift institutionswhose deposits are insured by the Federal Deposit Insurance Corporation, and short-term corporateobligations where the purchase and sale of such securities normally require settlement in federal funds ortheir equivalent on the same day as such purchase and sale, all of which mature in not more than thirteen(13) months.

Officer shall mean the Chairman, President, Secretary, Treasurer, any Vice President, AssistantSecretary or Assistant Treasurer of the Trust.

Oral Instructions shall mean Instructions orally transmitted to and received by the Custodian froman Authorized Person (or from a person that the Custodian reasonably believes in good faith to be anAuthorized Person) and confirmed by Written Instructions in such a manner that such Written Instructionsare received by the Custodian on the Business Day in accordance with Section 4 herein immediatelyfollowing receipt of such Oral Instructions, provided, however, The Trust agrees that the failure of theCustodian to receive such confirming instructions shall in no way affect the validity of the transactions orenforceability of the transactions authorized by such Oral Instructions.

Prospectus shall mean with respect to each Fund, the Fund’s then currently effective prospectusand Statement of Additional Information, as filed with and declared effective from time to time by theSecurities and Exchange Commission.

SEC shall mean the Securities and Exchange Commission of the United States.

Security or Securities shall mean Money Market Securities, common stock, preferred stock,options, financial futures, bonds, notes, debentures, corporate debt securities, mortgages, bank certificatesof deposit, bankers’ acceptances, mortgage-backed securities or other obligations and any certificates,receipts, warrants, or other instruments or documents representing rights to receive, purchase, or subscribefor the same or evidencing or representing any other rights or interest therein, or any similar property orassets, including securities of any registered investment company, that the Custodian has the facilities toclear and to service.

Securities Depository shall mean a central or book entry system or clearing agency establishedunder Applicable Law for purposes of recording the ownership, transfer, and/or entitlement to investmentsecurities for a given market.

Sub-custodian(s) shall mean each Sub-custodian appointed by the Custodian pursuant to Section 8of this Agreement, but shall not include Securities Depositories.

Trust shall mean the business trust which is the party to this Agreement, and which is an open-endmanagement investment company registered under the Act.

Written Instructions means communications in writing actually received by the Custodian from anAuthorized Person in accordance with Section 4.  A communication in writing includes a communicationby facsimile, telex or between electro-mechanical or electronic devices as set forth in Section 4 (where theuse of such devices have been approved by resolution of the Board of Trustees and the resolution iscertified by an Officer and delivered to the Custodian).  All written communications shall be directed to theCustodian, attention: Institutional Trust Custody Group.

1.

Appointment of Custodian; Acceptance.  Trust hereby designates, constitutes,and appoints Custodian as custodian and its foreign custody manager for all Investments and cash ownedby each Fund at any time during this Agreement, and Custodian hereby accepts such appointment andagrees to perform the duties thereof as provided in this Agreement.

2.

Furnishing of Documents; and Representations and Warranties of Trust.

2.1

The following documents, including any amendments thereto, will be providedcontemporaneously with the execution of the Agreement, to the Custodian by the Trust:

1)

A copy of the Declaration of Trust of the Trust certified by the Secretary.

2)

A copy of the By-Laws of the Trust certified by the Secretary.

3)

A copy of the resolution of the Board of Trustees of the Trust appointing the Custodian,certified by the Secretary.

4)

A copy of the then current Prospectuses.

5)

A Certificate of the President and Secretary of the Trust setting forth the names and signaturesof all Authorized Persons.

In addition, the Trust agrees to notify the Custodian in writing of the appointment, termination orchange in appointment of any Dividend and Transfer Agent.

2.2.

Representations and Warranties of Trust: The Trust makes the following representations andwarranties to Custodian:

2.2.1

The obligations of the Trust set forth in this Agreement have been authorized by theTrust’s Board of Trustees, acting as such Trustees for and on behalf of the Trust, pursuant to theauthority vested in them under the laws of the State of its formation, the Declaration of Trust andthe By-Laws of the Trust, provided, however, that this Agreement has been executed by Officersof the Trust as officers, and not individually, and the obligations contained herein are not bindingupon any of the Trustees, Officers, agents or holders of shares, personally, but bind only the Trustand then only to the extent of the assets of the Trust.

2.2.2

Appendix A sets forth the names and the signatures of all Authorized Persons as of thisdate, as certified by Trust.  Trust agrees to furnish to the Custodian a new Appendix A in formsimilar to the attached Appendix A, if any present Authorized Person ceases to be an AuthorizedPerson or if any other or additional Authorized Persons are elected or appointed.  Until such newAppendix A shall be received, the Custodian shall be fully protected in acting under the provisionsof this Agreement upon Instructions or signatures of the then current Authorized Persons as setforth in the last delivered Appendix A.

2.2.3

This Agreement to the best of Trust’s knowledge, does not violate any constitutivedocument, agreement, judgment, order or decree to which the Trust is a party or by which it isbound, including without limitation any agreement in effect pertaining to the assets which may bemaintained under this Agreement.

2.2.4

By providing a Written Instruction with respect to an acquisition of an Investment in ajurisdiction other than the United States of America, the Trust shall be deemed to have confirmedto the Custodian that the Trust has (i) assessed and accepted all material Country or SovereignRisks and accepted responsibility for their occurrence, (ii) made all determinations required to bemade by the Trust under Applicable Law, and (iii) appropriately and adequately disclosed to allpersons who have rights in or to such Investments, all material investment risks, including thoserelating to the custody and settlement infrastructure or the servicing of securities in suchjurisdiction.

2.2.5.

By providing a Written Instruction in respect of an Investment (which Written Instructionmay relate to among other things, the execution of trades), the Trust hereby (i) authorizesCustodian to complete such documentation as may be reasonably required or appropriate for theexecution of the Written Instruction, and agrees to be contractually bound to the terms of suchdocumentation “as is” without recourse against Custodian; (ii) represents, warrants and covenantsthat Trust has accepted and agreed to comply with all Applicable Law, terms and conditions towhich Trust and/or Trust’s Investment may be bound, including without limitation, requirementsimposed by the Investment prospectus or offering circular, subscription agreement, anyapplication or other documentation relating to an Investment (e.g., compliance with suitabilityrequirements and eligibility restrictions); (iii) acknowledges and agrees that Custodian will not beresponsible for the accuracy of any information provided to Custodian by or on behalf of theTrust, or for any underlying commitment or obligation inherent to an Investment; (iv) represents,warrants and covenants that Trust will not effect any sale, transfer or disposition ofInvestment(s)held in Custodian’s name by any means other than the issuance of an Written Instructions by theTrust to Custodian; (v) acknowledges that collective investment schemes (and/or their agent(s)) inwhich the Trust invests may pay to Custodian certain fees (including without limitation,shareholder servicing and/or trailer fees) in respect of the Trust’s investments in such schemes;(vi) represents, warrants and covenants that Trust will provide Custodian with such information asis necessary or appropriate to enable Custodian’s performance pursuant to an Instruction or underthis Agreement; and (vii) represents that unless otherwise disclosed to Custodian in writing, thatTrust is not a “Plan” (which term includes (1) employee benefit plans that are subject to the UnitedStates (“US”) Employee Retirement Income Security Act of 1974, as amended (“ERISA”), orplans, individual retirement accounts and other arrangements that are subject to Section 4975 ofthe US Internal Revenue Code of 1986, as amended (the “Code”), (2) plans, individual retirementaccounts and other arrangements that are subject to the prohibited transaction provisions ofSection 406 of ERISA or Section 4975 of the Code, and (3) entities the underlying assets of whichare considered to include “plan assets” of such plans, accounts and arrangements), or an entitypurchasing shares on behalf of, or with the “plan assets” of, a Plan.

3.

Representations and Warranties of Custodian.

3.1

Custodian hereby represents and warrants that it is a national bank duly organized underthe laws of the United States of America and that this Agreement has been duly executed by the Custodianand to the best of Custodian’s knowledge will not violate any Applicable Law or any agreement, instrumentjudgment order or decree which Custodian is a party or to which it is bound.

4.

Instructions.

4.1

Authorized Persons.  The Custodian may treat any Authorized Person as having fullauthority of the Trust to issue Instructions hereunder.  The Custodian shall be entitled to rely upon theauthority of any Authorized Persons until it receives appropriate written notice from the Custodian to thecontrary.

4.2

Form of Instruction.  Each Instruction, other than Oral Instructions, shall be transmittedby such secured or authenticated electro-mechanical means as Custodian shall make available to the Trustfrom time to time unless the Trust shall elect to transmit such Written Instruction in accordance withSubsections (a) through (c) of this Section.

(a)

Written Instructions.  Written Instructions may be transmitted in a writing that bears themanual signature of Authorized Persons.

(b)

Custodian Designated Secured-Transmission Method.  Written Instructions may betransmitted through a secured or tested electro-mechanical means identified by the Trust or by anAuthorized Person entitled to give Instruction and acknowledged and accepted by the Custodian and/or itsSub-custodian(s), it being understood that such acknowledgment shall authorize the Custodian to acceptsuch means of delivery but shall not represent a judgment by the Custodian as to the reasonableness orsecurity of the means utilized by the Authorized Person.

(c)

Other Forms of Instruction.  Instructions may also be transmitted by another meansdetermined by the Trust or Authorized Persons and acknowledged and accepted by the Custodian and/or itsSub-custodian(s) (subject to the same limits as to acknowledgements as are contained in Subsection (b),above) including Oral Instructions, and Instructions by SWIFT or telefax (whether tested or untested).

When an Instruction is given by means established under Subsections (a) through (c), it shall be theresponsibility of the Custodian to use reasonable care to adhere to any security or other proceduresestablished in writing between the Custodian and the Authorized Person with respect to such means ofInstruction, but the Authorized Person shall be solely responsible for determining that the particular meanschosen is reasonable under the circumstances.  If Oral Instructions are transmitted to and received byCustodian from an Authorized Person, Custodian may act on any such instructions which it reasonably andin good faith believes is such an Authorized Person.  Oral Instructions shall be binding upon the Custodianonly if and when the Custodian takes action with respect thereto.  Oral Instructions shall be confirmed byWritten Instructions not later than the Business Day immediately following receipt of such OralInstructions in the manner set forth herein, provided, however, The Trust agrees that the failure of theCustodian to receive such confirming instructions shall in no way affect the validity of the transactions orenforceability of the transactions hereby authorized by the Trust.  The Trust agrees that the Custodian shallincur no liability to the Trust for acting upon Oral Instructions given to the Custodian hereunder concerningsuch transactions.  With respect to telefax instructions, the parties agree and acknowledge that receipt oflegible instructions cannot be assured, that the Custodian cannot verify that authorized signatures on telefaxinstructions are original or properly affixed, and that the Custodian shall not be liable for losses or expensesincurred through actions taken in reliance on inaccurately stated, illegible or unauthorized telefaxinstructions.  The provisions of Section 4A of the Uniform Commercial Code shall apply to funds transfersperformed in accordance with Instructions.

4.3

Completeness and Content of Instructions.The Authorized Person shall be responsiblefor assuring the adequacy and accuracy of Instructions.  Particularly, upon any acquisition or disposition orother dealing in Investments and upon any delivery and transfer of any Investment or moneys, the personinitiating the Instruction shall give the Custodian an Instruction with appropriate detail.  If the Custodiandetermines that an Instruction is either unclear or incomplete, the Custodian may give prompt notice ofsuch determination to the Trust, and the Trust shall thereupon amend or otherwise reform the Instruction.In such event, the Custodian shall have no obligation to take any action in response to the Instructioninitially delivered until the redelivery of an amended or reformed Instruction.

4.4

Timeliness of Instructions.  In giving an Instruction, the Trust shall take into considerationdelays which may occur due to the involvement of a Sub-custodian or agent, differences in time zones, andother factors particular to a given market, exchange or issuer.  When the Custodian has established specifictiming requirements or deadlines with respect to particular classes of Instruction, or when an Instruction isreceived by the Custodian at such a time that it could not reasonably be expected to have acted on suchinstruction due to time zone differences or other factors beyond its reasonable control, the execution of anyInstruction received by the Custodian after such deadline or at such time (including any modification orrevocation of a previous Instruction) shall be at the risk of the Trust.

5

Purchase and Sale of Investments.

5.1

Delivery of Investments. During the term of this Agreement, Trust will deliver or causeto be delivered to the Custodian all Investments to be held by the Custodian for the account of any Fund.Custodian will not have any duties or responsibilities with respect to such Investments until actuallyreceived by the Custodian.  The Custodian is hereby authorized by the Trust, acting on behalf of a Fund, toactually deposit any assets of the Fund in the Book-Entry System or in a Securities Depository, provided,however, that the Custodian shall be accountable to the Trust for the assets of the Fund so deposited.Assets deposited in the Book-Entry System or the Security Depository will be represented in accountswhich include only assets held by the Custodian for customers, including but not limited to accounts inwhich the Custodian acts in a fiduciary or representative capacity.  As and when received, the Custodianshall deposit to the account(s) of a Fund any and all payments for Shares of that Fund issued or sold fromtime to time as they are received from the Trust’s distributor or Dividend and Transfer Agent or from theTrust itself. The Custodian shall not be responsible for any Securities, moneys or other assets of any Funduntil actually received.

5.1.1

Purchase of Investments. Promptly after each purchase of Investments by the Trust, theTrust shall deliver to the Custodian (i) with respect to each purchase of Investments which are notMoney Market Securities, Written Instructions, and (ii) with respect to each purchase of MoneyMarket Securities, Oral or Written Instructions, specifying with respect to each such purchase the:

1)

Name of the issuer and the title of the securities;

2)

Number of shares, principal amount purchased (and accrued interest, if any) or otherunits purchased;

3)

Date of purchase and settlement;

4)

Purchase price per unit;

5)

Total amount payable;

6)

Name of the person from whom, or the broker through which, the purchase was made;

7)

Name of the person to whom such amount is payable; and

8)

Name of the Fund for which the purchase was made.

The Custodian shall, against receipt of Investments purchased by or for the Trust, pay out of themoneys held for the account of such Fund the total amount specified in the Written Instructions tothe person named therein.  The Custodian shall not be under any obligation to pay out moneys tocover the cost of a purchase of Investments for a Fund, if in the relevant Fund custody accountthere is insufficient cash available to the Fund for which such purchase was made.  With respect toany repurchase agreement transaction for the Funds, the Custodian shall assure that the collateralreflected on the transaction advice is received by the Custodian.

5.2.

Sale of Investments. Promptly after each sale of Investments by a Fund, the Trust shalldeliver to the Custodian (i) with respect to each sale of Investments which are not Money MarketSecurities, Written Instructions, and (ii) with respect to each sale of Money Market Securities, Oral orWritten Instructions, specifying with respect to each such sale the:

1)

Name of the issuer and the title of the Investments;

2)

Number of shares, principal amount sold (and accrued interest, if any) or other units sold;

3)

Date of sale and settlement;

4)

Sale price per unit;

5)

Total amount receivable;

6)

Name of the person to whom, or the broker through which, the sale was made,

7)

Name of the person to whom such Investments are to be delivered, and

8)

Fund for which the sale was made.

The Custodian shall deliver the Investments against receipt of the total amount specified in the Instructions.

5.3

Delivery Versus Payment for Purchases and Sales.  Purchases and sales of Investmentseffected by Custodian will be made on a delivery versus payment basis in accordance with generallyaccepted trade practices, or the terms of the instrument representing such Investment.  The Custodian may,in its sole discretion, upon receipt of Written Instructions, elect to settle a purchase or sale transaction insome other manner, but only upon receipt of acceptable indemnification from the Fund.

5.4

Payment on Settlement Date.  On contractual settlement date, the account of the Fundwill be charged for all purchased Investments settling on that day, regardless of whether or not delivery ismade.  Likewise, on contractual settlement date, proceeds from the sale of Investments settling that day willbe credited to the account of Fund, irrespective of delivery.  Exceptions to contractual settlement onpurchases and sales, that will continue to settle delivery versus payment, include real estate, venture capital,international trades, open-ended mutual funds, non standard depository settlements and in-kind trades.

5.5

Segregated Accounts.  The Custodian shall, upon receipt of Written Instructions sodirecting it, establish and maintain a segregated account or accounts for and on behalf of a Fund.  Cashand/or Investments may be transferred into such account or accounts for specific purposes, to-wit:

1)

In accordance with the provision of any agreement among the Trust, the Custodian, and abroker-dealer registered under the 1934 Act, and also a member of the FINRA (or anyfutures commission merchant registered under the Commodity Exchange Act), relating tocompliance with the rules of the Options Clearing Corporation and of any registerednational securities exchange, the Commodity Futures Trading Commission, anyregistered contract market, or any similar organization or organizations requiring escrowor other similar arrangements in connection with transactions by the Fund;

2)

For purposes of segregating cash or Investments in connection with options purchased,sold, or written by the Fund or commodity futures contracts or options thereon purchasedor sold by the Fund;

3)

For the purpose of compliance by the Fund with the procedures required for reverserepurchase agreements, firm commitment agreements, standby commitment agreements,short sales, or any other securities by Act Release No. 10666, or any subsequent releaseor releases or rule of the SEC relating to the maintenance of segregated accounts byregistered investment companies;

4)

For the purpose of segregating collateral for loans of Investments made by the Fund; and

5)

For other proper corporate purposes, but only upon receipt of, in addition to Instructions,a copy of a resolution of the Board of Trustees, certified by an Officer, setting forth thepurposes of such segregated account.

Each segregated account established hereunder shall be established and maintained for a single Fund only.All Instructions relating to a segregated account shall specify the Fund involved.

5.6

Advances for Settlement.  Except as otherwise may be agreed upon by the parties hereto,Custodian shall not be required to comply with any Instructions to settle the purchase of any Investmentson behalf of a Fund unless there is sufficient cash in the account(s) pertaining to such Fund at the time or tosettle the sale of any Investments from such an account(s) unless such Investments are in deliverable form.Notwithstanding the foregoing, if the purchase price of such Investments exceeds the amount of cash in theaccount(s) at the time of such purchase, Custodian may, in its sole discretion, advance the amount of thedifference in order to settle the purchase of such Investments.  The amount of any such advance shall bedeemed a loan from Custodian to Trust payable on demand and bearing interest accruing from the date suchloan is made up to but not including the date such loan is repaid at the rate per annum customarily chargedby Custodian on similar loans.

5.7

Safekeeping of Trust Assets.  The Custodian shall not be responsible for (a) thesafekeeping of Investments not delivered or that are not caused to be issued to it or its Sub-custodians, or,(b) pre-existing faults or defects in Investments that are delivered to the Custodian or its Sub-custodians.  The Custodian shall hold Investments for the account of the Trust and shall segregate Investments fromassets belonging to the Custodian and shall cause its Sub-custodians to segregate Investments from assetsbelonging to the Sub-custodian in an account held for the Trust or in an account maintained by the Subcustodiangenerally for non-proprietary assets of the Custodian.  In the event of a loss of a Security forwhich loss the Custodian is responsible under the terms of this Agreement, the Custodian shall replacesuch Security, or in the event that such replacement cannot be effected, the Custodian shall pay to the Trustthe fair market value of such Investment based on the last available price as of the close of business in therelevant market on the date that a claim was first made to the Custodian with respect to such loss, or, suchother lesser amount as shall be agreed by the parties.

6.

Administrative Duties Custodian.

6.1

Duties. Custodian shall perform the following administrative duties with respect to and inconnection with Investments of the Trust.

A.

Segregation of Non-Cash Assets; Use of Securities Depositories.All Investments andnon-cash property held by the Custodian for the account of a Fund (other than Investments maintained in aSecurities Depository or Book-entry System) shall be physically segregated from other Investments andnon-cash property in the possession of the Custodian (including the Investments and non-cash property ofthe other Funds) and shall be identified as subject to this Agreement.  The Custodian may deposit andmaintain Investments in any Securities Depository, either directly or through one or more Sub-custodiansappointed by the Custodian, Investments held in a Securities Depository shall be held (a) subject to theagreement, rules, statement of terms and conditions or other document or conditions effective between theSecurities Depository and the Custodian or the Sub-custodian, as the case may be, and (b) in an account forthe Trust or in bulk segregation in an account maintained for the non-proprietary assets of the entityholding such Investments in the Securities Depository.  If market practice or the rules and regulations of theSecurities Depository prevent the Custodian, the Sub-custodian or (any agent of either) from holding itsclient assets in such a separate account, the Custodian, the Sub-custodian or other agent shall as appropriatesegregate such Investments for the benefit of the Trust from the assets held for the benefit of clients of theCustodian’s generally on its own books.

B.

Securities in Bearer and Registered Form.  All Investments held which are issued or issuableonly in bearer form, shall be held by the Custodian in that form; all other Investments held for a Fund maybe registered in the name of the Custodian, any sub-custodian appointed in accordance with thisAgreement, or the nominee of any of them.  The Trust agrees to furnish to the Custodian appropriateinstruments to enable the Custodian to hold, or deliver in proper form for transfer, any Investments that itmay hold for the account of any Fund and which may, from time to time, be registered in the name of aFund.  Investments which are certificated may be held in registered or bearer form: (a) in the Custodian’svault; (b) in the vault of a Sub-custodian or agent of the Custodian or a Sub-custodian; or (c) in an accountmaintained by the Custodian, Sub-custodian or agent at a Securities Depository, all in accordance withcustomary market practice in the jurisdiction in which any Investments are held.  Investments which areregistered may be registered in the name of the Custodian, a Sub-custodian, or in the name of the Trust or anominee for any of the foregoing, and may be held in any manner set forth in this Section 6 with or withoutany identification of fiduciary capacity in such registration.  Investments which are represented by book-entry may be so held in an account maintained by the book-entry agent on behalf of the Custodian, a Subcustodian,an Agent of the Custodian, or a Securities Depository.

C.

Duties of Custodian as to Securities. Unless otherwise instructed by the Trust, with respect toall Investments held for the Trust, the Custodian shall:

1)

Collect all income due and payable with respect to such Investments;

2)

Present for payment and collect amounts payable upon all Investments whichmay mature or be called, redeemed, or retired, or otherwise become payable;

3)

Surrender interim receipts or Investments in temporary form for Securities indefinitive form; and

4.)

Execute, as Custodian, any necessary declarations or certificates of ownershipunder the Federal income tax laws or the laws or regulations of any other taxingauthority, including any foreign taxing authority, now or hereafter in effect.

D.

Certain Actions Upon Written Instructions.  Upon receipt of a Written Instructions and nototherwise, the Custodian shall:

1)

Execute and deliver to such persons as may be designated in such WrittenInstructions proxies, consents, authorizations, and any other instrumentswhereby the authority of the Trust as beneficial owner of any Investments maybe exercised;

2)

Deliver any Investments in exchange for other Investments or cash issued orpaid in connection with the liquidation, reorganization, refinancing, merger,consolidation, or recapitalization of any corporation, or the exercise of anyconversion privilege;

3)

Deliver any Investments to any protective committee, reorganization committee,or other person in connection with the reorganization, refinancing, merger,consolidation, recapitalization, or sale of assets of any corporation, and receiveand hold under the terms of this Agreement such certificates of deposit, interimreceipts or other instruments or documents as may be issued to it to evidencesuch delivery;

4)

Make such transfers or exchanges of the assets of any Fund and take such othersteps as shall be stated in the Written Instructions to be for the purpose ofeffectuating any duly authorized plan of liquidation, reorganization, merger,consolidation or recapitalization of the Trust; and

5)

Deliver any Securities held for any Fund to the depository agent for tender orother similar offers.

E.

Custodian to Deliver Proxy Materials.The Custodian shall promptly deliver to the Trust allnotices, proxy material and executed but unvoted proxies pertaining to shareholder meetings of Securitiesheld by any Fund.  The Custodian shall not vote or authorize the voting of any Securities or give anyconsent, waiver or approval with respect thereto unless so directed by Written Instructions.

F.

Custodian to Deliver Tender Offer Information. The Custodian shall promptly deliver to theTrust all information received by the Custodian and pertaining to Securities held by any Fund with respectto tender or exchange offers, calls for redemption or purchase, or expiration of rights.  If the Trust desiresto take action with respect to any tender offer, exchange offer or other similar transaction, the Trust shallnotify the Custodian at least five Business Days prior to the date on which the Custodian is to take suchaction.  The Trust will provide or cause to be provided to the Custodian all relevant information for anyInvestment which has unique put/option provisions at least five Business Days prior to the beginning dateof the tender period.

G.

Custodian to Deliver Security and Transaction Information. On each Business Day that theFederal Reserve Bank is open, the Custodian shall furnish the Trust with a detailed statement of moniesheld for the Fund under this Agreement and with confirmations and a summary of all transfers to or fromthe account of the Fund.  At least monthly and from time to time, the Custodian shall furnish the Trust witha detailed statement of the Securities held for the Fund under this Agreement.  Where Securities aretransferred to the account of the Fund without physical delivery, the Custodian shall also identify asbelonging to the Fund a quantity of Securities in a fungible bulk of Securities registered in the name of theCustodian (or its nominee) or shown on the Custodian’s account on the books of the Book-Entry System orthe Depository.  With respect to information provided by this section, it shall not be necessary for theCustodian to provide formal Notice as described below.  It shall be sufficient to communicate by suchmeans as shall be mutually agreeable to the Trust and the Custodian.

6.2

Contractual Obligations and Similar Investments. From time to time, a Fund’s assetsmay include Investments that are not ownership interests as may be represented by certificate (whetherregistered or bearer), by entry in a Securities Depository or by Book-entry Agent, registrar or similar agentfor recording ownership interests in the relevant Investment.  If the Fund shall at any time acquire suchInvestments, including without limitation deposit obligations, loan participations, repurchase agreementsand derivative arrangements, the Custodian shall (a) receive and retain, to the extent the same are providedto the Custodian, confirmations or other documents evidencing the arrangement; and (b) perform on theFund’s account in accordance with the terms of the applicable arrangement, but only to the extent directedto do so by Written Instruction.  The Custodian shall have no responsibility for agreements running to theTrust as to which it is not a party other than to retain, to the extent the same are provided to the Custodian,documents or copies of documents evidencing the arrangement and, in accordance with Written Instruction,to include such arrangements in reports made to the Trust.

6.3

Ownership Certificates and Disclosure of the Custodian’s Interest. The Custodian ishereby authorized to execute on behalf of the Trust ownership certificates, affidavits or other disclosurerequired under Applicable Law or established market practice in connection with the receipt of income,capital gains or other payments by the Trust with respect to Investments, or in connection with the sale,purchase or ownership of Investments.

6.4

Distribution of Assets. The Trust shall furnish to the Custodian a copy of the resolution ofthe Board of Trustees of the Trust, certified by the Trust’s Secretary, either (i) setting forth the date of thedeclaration of any dividend or distribution in respect of Shares of any Fund of the Trust, the date of paymentthereof, the record date as of which the Fund shareholders entitled to payment shall be determined, the amountpayable per share to Fund shareholders of record as of that date, and the total amount to be paid by theDividend and Transfer Agent on the payment date, or (ii) authorizing the declaration of dividends anddistributions in respect of Shares of a Fund on a daily basis and authorizing the Custodian to rely on WrittenInstructions setting forth the date of the declaration of any such dividend or distribution, the date of paymentthereof, the record date as of which the Fund shareholders entitled to payment shall be determined, the amountpayable per share to Fund shareholders of record as of that date, and the total amount to be paid by theDividend and Transfer Agent on the payment date.  On the payment date specified in the resolution or WrittenInstructions described above, the Custodian shall segregate such amounts from moneys held for the account ofthe Fund so that they are available for such payment.

6.4.1

Segregation of Redemption Proceeds. Upon receipt of Written Instructions so directing it,the Custodian shall segregate amounts necessary for the payment of redemption proceeds tobe made by the Dividend and Transfer Agent from moneys held for the account of the Fundso that they are available for such payment.

6.4.2

Disbursements of Custodian. Upon receipt of a Written Instruction directing payment andsetting forth the name and address of the person to whom such payment is to be made, theamount of such payment, the name of the Fund from which payment is to be made, and thepurpose for which payment is to be made, the Custodian shall disburse amounts as and whendirected from the assets of that Fund.  The Custodian is authorized to rely on such directionsand shall be under no obligation to inquire as to the propriety of such directions.

6.4.3

Payment of Custodian Fees. Upon receipt of Written Instructions directing payment, theCustodian shall disburse moneys from the assets of the Trust in payment of the Custodian’sfees and expenses as provided in this Agreement.

6.4.4.

Sufficient Funds for Payment. The Custodian shall not be under any obligation to pay outmoneys to cover any of the foregoing payments if in the relevant Fund account there is insufficient cashavailable to the Fund for which such payment is to be made.

6.5

Other Dealings. The Custodian shall otherwise act as directed by Instruction, includingwithout limitation effecting the free payments of moneys or the free delivery of Investments, provided thatsuch Instruction shall indicate the purpose of such payment or delivery and that the Custodian shall recordthe party to whom the payment or delivery is made.

6.6

Nondiscretionary Details. The Custodian shall attend to all nondiscretionary details inconnection with the sale or purchase or other administration of Investments, except as otherwise directedby an Instruction.

7.

Cash Accounts, Deposits, Money Movements, & Trust Borrowings.

7.1

Cash Deposits. During the term of this Agreement, Trust will deliver or cause to bedelivered to Custodian all moneys to be held by the Custodian for the account of any Fund.  Subject to theterms and conditions set forth in this Section 7, the Trust hereby authorizes the Custodian to open andmaintain, with itself or with Sub-custodians, cash accounts in United States Dollars, in such othercurrencies as are the currencies of the countries in which Trust maintains Investments or in such othercurrencies as Trust shall from time to time request by Written Instruction.  Notwithstanding anything in thisAgreement to contrary effect, the Trust shall be liable as principal for any overdrafts occurring in any cashaccounts.  Custodian shall be entitled to reverse any deposits made on Trust’s or any Fund’s behalf wheresuch deposits have been entered and moneys are not finally collected within 20 days of the making of suchentry.

7.1.1

Types of Accounts. Cash accounts opened on the books of the Custodian (PrincipalAccounts) shall be opened in the name of the Trust, coupled with the name of such Fund.Custodian shall hold all cash received by it for the account of the Trust or any Fund in accordancewith Rule 17f-3 under the Act.  Such accounts collectively shall be a deposit obligation of theCustodian and shall be subject to the terms of this Section 7 and the general liability provisionscontained in this Agreement.  Cash accounts opened on the books of a Sub-custodian may beopened in the name of the Trust or the Sub-custodian or in the name of its Sub-custodian for itscustomers generally (Agency Accounts).  Such deposits shall be obligations of the Sub-custodian,and shall be treated as an Investment of the Trust.  Accordingly, the Custodian shall be responsiblefor exercising reasonable care in the administration of such accounts but shall not be liable fortheir repayment in the event such Sub-custodian by reason of its bankruptcy, insolvency orotherwise, fails to make repayment through no fault of the Custodian.

7.1.2

Administrative Accounts.  In connection with the services provided hereunder, theCustodian is hereby directed to open cash accounts on its books and records from time to time forthe purposes of receiving subscriptions and/or processing redemptions on behalf of the Trust,and/or for the purposes of aggregating, netting and/or clearing transactions (including, withoutlimitation foreign exchange, repurchase agreements, capital stock activity, expense payment) orother administrative purposes, each on behalf of the Trust.  Each such account shall be subject tothe terms and conditions of this Agreement and the Trust shall be liable for the satisfaction of itsown obligations in connection with each such account.

7.2

Payments and Credits with Respect to the Cash Accounts. The Custodian shall makepayments from or deposits to any of the cash accounts in the course of carrying out its administrativeduties, including but not limited to income collection with respect to Investments, and otherwise inaccordance with Instructions.  The Custodian and its Sub-custodians shall be required to credit amounts tothe cash accounts only when moneys are actually received in cleared funds in accordance with bankingpractice in the country and currency of deposit.  Any credit made to any Principal or Agency Account orany other Fund account before actual receipt of cleared funds shall be provisional and may be reversed bythe Custodian or its Sub-custodian in the event such payment is not actually collected.  Unless otherwisespecifically agreed in writing by the Custodian or any Sub-custodian, all deposits shall be payable only atthe branch of the Custodian or Sub-custodian where the deposit is made or carried.

7.3

Currency and Related Risks. The Trust bears risks of holding or transacting in anycurrency, including any mark to market exposure associated with a foreign exchange transactionundertaken with or through the Custodian.  Neither the Custodian nor any Sub-custodian shall be liable forany loss or damage arising from the applicability of any law or regulation now or hereafter in effect, orfrom the occurrence of any event, which may delay or affect the transferability, convertibility oravailability of any currency in the country (a) in which such Principal or Agency Accounts are maintainedor (b) in which such currency is issued, and in no event shall the Custodian or any Sub-custodian beobligated to make payment of a deposit denominated in a currency during the period during which itstransferability, convertibility or availability has been affected by any such law, regulation or event.Without limiting the generality of the foregoing, neither the Custodian nor any Sub-custodian shall berequired to repay any deposit made at a foreign branch of either the Custodian or any Sub-custodian if suchbranch cannot repay the deposit due to a cause for which the Custodian would not be responsible inaccordance with the terms of Section 9 of this Agreement unless the Custodian or such Sub-custodianexpressly agrees in writing to repay the deposit under such circumstances.  All currency transactions in anyaccount opened pursuant to this Agreement are subject to exchange control regulations of the United Statesand of the country where such currency is the lawful currency or where the account is maintained. Anytaxes, costs, charges or fees imposed on the convertibility of a currency held by the Trust shall be for theaccount of the Trust.

7.4

Foreign Exchange Transactions. The Custodian shall, subject to the terms of this Section,settle foreign exchange transactions (including contracts, futures, options and options on futures) on behalfand for the account of the Trust with such currency brokers or banking institutions, including Subcustodians,as the Trust may direct pursuant to Instructions.  The obligations of the Custodian in respect ofall foreign exchange transactions shall be contingent on the free, unencumbered transferability of thecurrency transacted on the actual settlement date of the transaction.

7.4.1

Third Party Foreign Exchange Transactions. The Custodian shall process foreignexchange transactions (including without limitation contracts, futures, options, and options onfutures), where any third party acts as principal counterparty to the Trust on the same basis, if any,that it performs duties as agent for the Trust with respect to any other of the Trust’s investments.  Accordingly, the Custodian shall only be responsible for delivering or receiving currency onbehalf of the Trust in respect of such contracts pursuant to Written Instructions.  The Custodianshall not be responsible for the failure of any counterparty (including any Sub-custodian) in suchagency transaction to perform its obligations thereunder.  The Custodian (a) shall transmit cash andWritten Instructions to and from the currency broker or banking institution with which a foreignexchange contract or option has been executed pursuant hereto, (b) may make free outgoingpayments of cash in the form of Dollars or foreign currency without receiving confirmation of aforeign exchange contract or option or confirmation that the countervalue currency completing theforeign exchange contract has been delivered or received or that the option has been delivered orreceived, (c) may, in connection with cash payments made to third party currency broker/dealersfor settlement of the Trust’s foreign exchange spot or forward transactions, foreign exchange swaptransactions and similar foreign exchange transactions, process settlements using the bankingfacilities selected by Custodian from time to time according to such banking facilities standardterms, and (d) shall hold all confirmations, certificates and other documents and agreementsreceived by the Custodian and evidencing or relating to such foreign exchange transactions insafekeeping.  The Trust accepts full responsibility for its use of third-party foreign exchangedealers and for execution of said foreign exchange contracts and options and understands that theTrust shall be responsible for any and all costs and interest charges which may be incurred by theTrust or the Custodian as a result of the failure or delay of third parties to deliver foreignexchange.

7.5

Delays. If no event of Force Majeure shall have occurred and be continuing and in theevent that a delay shall have been caused by the negligence or willful misconduct of the Custodian incarrying out an Instruction to credit or transfer cash, the Custodian shall be liable to the Trust: (a) withrespect to Principal Accounts, for interest to be calculated at the rate customarily paid on such deposit andcurrency by the Custodian on overnight deposits at the time the delay occurs for the period from the daywhen the transfer should have been effected until the day it is in fact effected; and, (b) with respect toAgency Accounts, for interest to be calculated at the rate customarily paid on such deposit and currency bythe Sub-custodian on overnight deposits at the time the delay occurs for the period from the day when thetransfer should have been effected until the day it is in fact effected.  The Custodian shall not be liable fordelays in carrying out such Instructions to transfer cash which are not due to the Custodian’s ownnegligence or willful misconduct.

7.6

Advances. With respect to any advances of cash made by the Custodian to or for thebenefit of a Fund for any purpose which results in the Fund incurring an overdraft at the end of anyBusiness Day, such advance shall be repayable immediately upon demand made by the Custodian at anytime.  The Custodian may, in its sole discretion, charge interest accruing from the date of such overdraft tobut not including the date of such repayment at the rate per annum customarily charged by the Custodianon similar overdrafts.  In addition, the Custodian shall have an automatically perfected statutory securityinterest in any Investments purchased with any such unpaid Advance pursuant to Section 9-206 of theUniform Commercial Code as in effect in the State of Ohio from time to time and that the Custodian maytake any further actions that the Custodian may reasonably require to collect such unpaid Advance. Inaddition, for purposes hereof, deposits maintained in all Principal Accounts (whether or not denominated inDollars) shall collectively constitute a single and indivisible current account with respect to the Trust’sobligations to the Custodian for any unpaid Advances, and balances in such Principal Accounts shall beavailable for satisfaction of the Trust’s obligations under this Section 7.  The Custodian shall further have aright of offset against the balances in any Agency Account maintained hereunder to the extent that theaggregate of all Principal Accounts is overdrawn.

7.7

Borrowings. In connection with any borrowings by the Trust, the Trust will cause to bedelivered to the Custodian by a bank or broker requiring securities as collateral for such borrowings(including the Custodian if the borrowing is from the Custodian), a notice or undertaking in the formcurrently employed by such bank or broker setting forth the amount of collateral. The Trust shall promptlydeliver to the Custodian Written Instructions specifying with respect to each such borrowing: (a) the nameof the bank or broker, (b) the amount and terms of the borrowing, which may be set forth by incorporatingby reference an attached promissory note duly endorsed by the Trust, or a loan agreement, (c) the date, andtime if known, on which the loan is to be entered into, (d) the date on which the loan becomes due andpayable, (e) the total amount payable to the Trust on the borrowing date, and (f) the description of thesecurities securing the loan, including the name of the issuer, the title and the number of shares or otherunits or the principal amount. The Custodian shall deliver on the borrowing date specified in the WrittenInstructions the required collateral against the lender’s delivery of the total loan amount then payable,provided that the same conforms to that which is described in the Written Instructions. The Custodian shalldeliver, in the manner directed by the Trust, such securities as additional collateral, as may be specified inWritten Instructions, to secure further any borrowing transaction. The Trust shall cause all securitiesreleased from collateral status to be returned directly to the Custodian and the Custodian shall receive fromtime to time such return of collateral as may be tendered to it.

8.

Domestic and Foreign Sub-custodians; Securities Depositories. Subject to theprovisions hereinafter set forth in this Section 8, the Trust hereby authorizes the Custodian to utilizeSecurities Depositories to act on behalf of the Trust and the Fund(s) and to appoint from time to time (andat any time remove) and to utilize agents (Agents) and sub-custodians (“Sub-custodians”) to carry outsome or all of the duties and obligations of Custodian under this Agreement provided, however, that theappointment of such agents and Sub-custodians shall not relieve the Custodian of its administrativeobligations under this Agreement.  The list of the Custodian’s current Agents and Sub-custodians is attachedhereto on Appendix C.  With respect to securities and cash held by a Sub-custodian, either directly orindirectly (including by a Securities Depository), notwithstanding any provisions of this Agreement to thecontrary, payment for securities purchased and delivery of securities sold may be made prior to receipt ofsecurities or payment, respectively, and securities or payment may be received in a form, in accordancewith (a) governmental regulations, (b) rules of Securities Depositories and Clearing Corporations, (c)generally accepted trade practice in the applicable local market, (d) the terms and characteristics of theparticular Investment, or (e) the terms of Written Instructions.  The Funds shall reimburse the Custodian forall costs incurred by the Custodian in connection with opening accounts with any such Agents orSub-custodians.  Upon request, the Custodian shall promptly forward to the Trust any documents it receivesfrom any Agent or Sub-custodian appointed hereunder which may assist trustees of registered investmentcompanies to fulfill their responsibilities under Rule 17f-5 of the Act.

8.1

Domestic Subcustodians and Securities Depositories. The Custodian may deposit and/ormaintain, either directly or through one or more Agents appointed by the Custodian, Investments of theTrust or its Funds in any Securities Depository in the United States, including The Depository TrustCompany, provided such Securities Depository meets applicable requirements of the Federal Reserve Bankor of the Securities and Exchange Commission.  The Custodian may, at any time, appoint any bank asdefined in Section 2(a)(5) of the 1940 Act meeting the requirements of a custodian under Section 17(f) ofthe 1940 Act and the rules and regulations thereunder to act on behalf of the Trust or the Funds as a Sub-custodianfor purposes of holding Investments of the Trust in the United States.

8.2

Foreign Subcustodians and Securities Depositories. Unless instructed otherwise by the Trust,the Custodian may deposit and/or maintain non-U.S. Investments of the Trust or its Funds in any non-U.S.Securities Depository provided such Securities Depository meets the requirements of an “eligible securitiesdepository” under Rule 17f-7 promulgated under the 1940 Act, or any successor rule or regulation (“Rule17f-7”) or which by order of the Securities and Exchange Commission is exempted therefrom. Prior to thetime that securities are placed with such depository, but subject to the provisions of Section 8.4 below, theCustodian shall have prepared or obtained from an Agent or Sub-custodian an assessment of the custodyrisks associated with maintaining assets with the Securities Depository and shall have established a systemto monitor such risks on a continuing basis in accordance with Section 8.5.  Additionally, the Custodianmay, from time to time, appoint (a) any bank, trust company or other entity meeting the requirements of an“eligible foreign custodian” under Rule 17f-5 or which by order of the Securities and ExchangeCommission is exempted therefrom, or (b) any bank as defined in Section 2(a)(5) of the 1940 Act meetingthe requirements of a custodian under Section l7(f) of the 1940 Act and the rules and regulationsthereunder, to act on behalf of the Trust or its Funds as a Sub-custodian for purposes of holdingInvestments of the Trust and/or its Funds outside the United States.

8.3

Review of Sub-custodians. From time to time, the Custodian may agree to perform certainreviews of Sub-custodians at the Trust’s request.  In such event, the Custodian’s duties and obligations withrespect to this review will be performed in accordance with the terms of the attached 17f-5 DelegationSchedule to this Agreement.

8.4

Approval of Foreign Sub-custodians. Unless and except to the extent that the Trust hasrequested and the Custodian has accepted delegation of the appointment of Sub-custodians, the Custodianshall, prior to the appointment of any Sub-custodian for purposes of holding Investments of the Trust or itsFunds outside the United States, obtain written confirmation of the approval of the Trust with respect to theidentity of such Sub-custodian, such approval to be signed by an Authorized Person.  A Written Instructionto open an account in a given country shall comprise authorization by the Trust for the Custodian to holdassets in such country in accordance with the terms of this Agreement.  The Sub-custodian shall not berequired to make independent inquiry as to the authorization of the Trust or its Fund to invest in suchcountry.

8.5

Monitoring and Risk Assessment of Securities Depositories. Prior to the placement of anyassets of the Trust or its Funds with a non-U.S. Securities Depository, the Custodian: (a) shall provide tothe Trust an assessment of the custody risks associated with maintaining assets within such SecuritiesDepository; and (b) shall have established a system to monitor the custody risks associated withmaintaining assets with such Securities Depository on a continuing basis and to promptly notify the Trustof any material changes in such risk.  In performing its duties under this subsection, the Custodian shalluse reasonable care and may rely on such reasonable sources of information as may be available includingbut not limited to: (i) published ratings; (ii) information supplied by a Sub-custodian that is a participant insuch Securities Depository; (iii) industry surveys or publications; (iv) information supplied by thedepository itself, by its auditors (internal or external) or by the relevant foreign financial regulatoryauthority.  It is acknowledged that information procured through some or all of these sources may not beindependently verifiable by the Custodian and that direct access to Securities Depositories is limited undermost circumstances.  Accordingly, the Custodian shall not be responsible for errors or omissions in itsduties hereunder provided that it has performed its monitoring and assessment duties with reasonable care.The risk assessment shall be provided to the Trust by such means as the Custodian shall reasonablyestablish.  Advices of material change in such assessment may be provided by the Custodian in the mannerestablished as customary between the Trust and the Custodian.

8.6

Responsibility for Sub-custodians. Except as provided in the last sentence of this Section 8.6, the Custodian shall be liable to the Trust for any loss or damage to the Trust caused by or resultingfrom the acts or omissions of any Sub-custodian to the extent that such acts or omissions would be deemedto be negligence, gross negligence or willful misconduct in accordance with the terms of the relevant Sub-custodianagreement under the laws, circumstances and practices prevailing in the place where the act oromission occurred.  The liability of the Custodian in respect of the countries and Sub-custodians sodesignated by the Custodian, from time to time shall be subject to the additional condition that theCustodian actually recovers such loss or damage from the Sub-custodian.

8.7

New Countries. The Trust shall be responsible for informing the Custodian sufficientlyin advance of a proposed investment which is to be held in a country in which no Sub-custodian isauthorized to act in order that the Custodian shall, if it deems appropriate to do so, have sufficient time toestablish a sub-custodial arrangement in accordance herewith.  In the event the Custodian is unable toestablish such arrangements prior to the time the Investment is to be acquired, the Custodian is authorizedto designate at its discretion a local safekeeping Agent, and the use of such local safekeeping Agent shall beat the sole risk of the Trust, and accordingly the Custodian shall be responsible to the Trust for the actions of the Agent if and only to the extent the Custodian shall have recovered from the Agent for any damagescaused the Trust by the Agent.

9.

Responsibility of Custodian.

9.1

Limitations on Liability of Custodian. Except as otherwise provided herein, theCustodian shall not be liable for any loss or damage, including counsel fees, resulting from its action oromission to act or otherwise, except for any such loss or damage arising out of its negligence or willfulmisconduct.  The Trust, on behalf of the Fund and only from assets of the Fund (or insurance purchased bythe Trust with respect to its liabilities on behalf of the Fund hereunder), shall defend, indemnify and holdharmless the Custodian and its directors, officers, employees and agents with respect to any loss, claim,liability or cost (including reasonable attorneys’ fees) arising or alleged to arise from or relating to theTrust’s duties hereunder or any other action or inaction of the Trust or its Trustees, officers, employees oragents, except such as may arise from the negligent action, negligent omission, willful misconduct or anybreach of this Agreement by the Custodian, its directors, officers, employees or agents, provided, however,the Trust shall not in any event be liable for any special, incidental, consequential, or punitive damages.The Custodian shall defend, indemnify and hold harmless the Trust and its trustees, officers, employees oragents with respect to any loss, claim, liability or cost (including reasonable attorneys’ fees) arising oralleged to arise from actual losses, claims, damages, costs, expenses and liabilities asserted against,imposed upon or incurred by the Trust resulting from any negligent action taken or omission or willfulmisconduct by the Custodian in accordance with the terms of this Agreement, or a material breach of any ofthe Custodian’s duties as specifically set forth in this Agreement, except such as may arise from thenegligent action, omission or willful misconduct of the Trust, its trustees, officers, employees, or agents,provided, further, however, that Custodian shall not in any event be liable for any special, incidental,consequential, or punitive damages.  The Custodian may, with respect to questions of law apply for andobtain the advice and opinion of counsel to the Trust at the expense of the Fund, or of its own counsel at itsown expense, and shall be fully protected with respect to anything done or omitted by it in good faith inconformity with the advice or opinion of counsel to the Trust, and shall be similarly protected with respectto anything done or omitted by it in good faith in conformity with advice or opinion of its counsel, unlesscounsel to the Fund shall, within a reasonable time after being notified of legal advice received by theCustodian, have a differing interpretation of such question of law.  The Custodian shall be liable to theTrust for any proximate loss or damage resulting from the use of the Book-Entry System or any Depositoryarising by reason of any negligence, misfeasance or misconduct on the part of the Custodian or any of itsemployees, agents, nominees or Sub-Custodians, but not for any special, incidental, consequential, orpunitive damages; provided, however, that nothing contained herein shall preclude recovery by the Trust,on behalf of the Fund, of principal and of interest to the date of recovery on Investments incorrectly omittedfrom the Fund’s account or penalties imposed on the Trust, in connection with the Fund, for any failures todeliver Securities.  In any case in which one party hereto may be asked to indemnify the other or hold theother harmless, the party from whom indemnification is sought (the “Indemnifying Party”) shall be advisedof all pertinent facts concerning the situation in question, and the party claiming a right to indemnification(the “Indemnified Party”) will use reasonable care to identify and notify the Indemnifying Party promptlyconcerning any situation which presents or appears to present a claim for indemnification against theIndemnifying Party.  The Indemnifying Party shall have the option to defend the Indemnified Party againstany claim which may be the subject of the indemnification, and in the event the Indemnifying Party soelects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to theIndemnified Party and the Indemnifying Party will so notify the Indemnified Party and thereupon suchIndemnifying Party shall take over the complete defense of the claim and the Indemnifying Party shallsustain no further legal or other expenses in such situation for which indemnification has been sought underthis paragraph, except the reasonable expenses of any additional counsel retained by the Indemnified Party.In no case shall any party claiming the right to indemnification confess any claim or make any compromisein any case in which the other party has been asked to indemnify such party (unless such confession orcompromise is made with such other party’s prior written consent).  The provisions of this Section 9.1 shallsurvive the termination of this Agreement.

9.2

Specific Actions Not Required by Custodian. Without limiting the generality of the foregoing, the Custodian, acting in the capacity of custodian hereunder, shall be under no obligation toinquire into, and shall not be liable for:

1.

The validity of the issue of any Securities purchased by or for the account of Trust, thelegality of the purchase thereof, or the propriety of the amount paid therefor;

2.

The legality of the sale of any Securities by or for the account of Trust, or the propriety ofthe amount for which the same are sold;

3.

The legality of the issue or sale of any Shares of any Fund, or the sufficiency of theamount to be received therefor;

4.

The legality of the redemption of any Shares of any Fund, or the propriety of the amountto be paid therefor;

5.

The legality of the declaration or payment of any dividend by Trust in respect of Sharesof any Fund;

6.

The legality of any borrowing by Trust or any Fund, using Securities as collateral;

7.

Whether the Trust is in compliance with the 1940 Act or the regulations thereunder; theprovisions of the Trust’s declaration of trust, certificate of incorporation, by-laws, orother constitutive document; Applicable Law; or any directives by the trustees, directorsor shareholders of the Trust, or its investment objectives and policies as then in effect.

9.3

Limitations of Performance. The Custodian shall not be responsible under thisAgreement for any failure to perform its duties, and shall not be liable hereunder for any loss, claim, ordamage in association with such failure to perform, for or in consequence of the following causes:

9.3.1

Force Majeure. Force Majeure shall mean any circumstance or event which is beyondthe reasonable control of the Custodian, a Sub-custodian or any agent of the Custodian or a Subcustodianand which adversely affects the performance by the Custodian of its obligationshereunder, by the Sub-custodian of its obligations under its sub-custody agreement or by any otheragent of the Custodian or the Sub-custodian, including any event caused by, arising out of orinvolving (a) an act of God, (b) accident, fire, water or wind damage or explosion, (c) anycomputer, system or other equipment failure or malfunction caused by any computer virus or themalfunction or failure of any communications medium, (d) any interruption of the power supply orother utility service, (e) any strike or other work stoppage, whether partial or total, (f)any delay ordisruption resulting from or reflecting the occurrence of any Country or Sovereign Risk, (g)anydisruption of, or suspension of trading in, the securities, commodities or foreign exchangemarkets, whether or not resulting from or reflecting the occurrence of any Country or SovereignRisk, (h) any encumbrance on the transferability of a currency or a currency position on the actualsettlement date of a foreign exchange transaction, whether or not resulting from or reflecting theoccurrence of any Country or Sovereign Risk, or (i) any other cause similarly beyond thereasonable control of the Custodian.

9.3.2

Country Risk. Country Risk shall mean, with respect to the acquisition, ownership,settlement or custody of Investments in a jurisdiction, all risks relating to, or arising inconsequence of, systemic and markets factors affecting the acquisition, payment for or ownershipof Investments including (a) the prevalence of crime and corruption, (b) the inaccuracy orunreliability of business and financial information, (c) the instability or volatility of banking andfinancial systems, or the absence or inadequacy of an infrastructure to support such systems, (d)custody and settlement infrastructure of the market in which such Investments are transacted andheld, (e) the acts, omissions and operation of any Securities Depository, (f) the risk of thebankruptcy or insolvency of banking agents, counterparties to cash and securities transactions,registrars or transfer agents, and (g) the existence of market conditions which prevent the orderlyexecution or settlement of transactions or which affect the value of assets.

9.3.3

Sovereign Risk. Sovereign Risk shall mean, in respect of any jurisdiction, including theUnited States of America, where an Investment is acquired or held hereunder or under a subcustodyagreement, (a) any act of war, terrorism, riot, insurrection or civil commotion, (b) theimposition of any investment, repatriation or exchange control restrictions by any GovernmentalAuthority, (c) the confiscation, expropriation or nationalization of any Investment or cash depositby any Governmental Authority, whether de facto or de jure, (d) any devaluation or revaluation ofthe currency, (e) the imposition of taxes, levies or other charges affecting Investments or cashdeposits, (f) any change in the Applicable Law, or (g) any other economic or political risk incurredor experienced.

9.3.4

Failure of Third Parties. The failure of any third party including: (a) any issuer ofInvestments or Book-entry Agent or other agent of an issuer; (b) any counterparty with respect toany Investment, including any issuer of exchange-traded or other futures, option, derivative orcommodities contract: (c) failure of an investment adviser or other Agent of the Trust; or (d) failure of other third parties similarly beyond the control or choice of the Custodian.

9.3.5

Information Sources. Reliance by Custodian upon or inaccuracies in informationreceived from issuers of Investments or agents of such issuers, information received from Sub-custodians and from other commercially reasonable sources provided that the Custodian has reliedupon such information in good faith, or for the failure of any commercially reasonable informationprovider.

9.3.6

Reliance on Instruction. Action by the Custodian or the Sub-custodian in accordancewith an Instruction.

9.3.7

Restricted Securities. The limitations inherent in the rights, transferability or similarinvestment characteristics of a given Investment of the Trust.

9.4

No Duty to Collect Amounts Due From Dividend and Transfer Agent.The Custodianshall not be under any duty or obligation to take action to effect collection of any amount due to the Trustfrom any Dividend and Transfer Agent of the Trust nor to take any action to effect payment or distributionby any Dividend and Transfer Agent of the Trust of any amount paid by the Custodian to any Dividend andTransfer Agent of the Trust in accordance with this Agreement.

9.5

No Enforcement Actions. Notwithstanding anything to the contrary in this Agreement,Custodian shall not be under any duty or obligation to take action, by legal means or otherwise, to effectcollection of any amount, if the Investment upon which such amount is payable is/are in default, or ifpayment is refused after due demand or presentation, unless and until (i) it shall be directed to take suchaction by Written Instructions and (ii) it shall be assured to its satisfaction (including prepayment thereof)of reimbursement of its costs and expenses in connection with any such action.

9.6

No Duty to Supervise Investments. Custodian shall not be under any duty or obligationto ascertain whether any Investments at any time delivered to or held by it for the account of the Trust aresuch as properly may be held by the Trust under the provisions of the Trust’s declaration of trust and theTrust’s By-laws.

9.7

Compensation of Custodian. The Custodian shall be entitled to receive and the Trustagrees to pay to the Custodian, for the Fund’s account from the Fund’s assets only, such compensation asshall be determined pursuant to Appendix D attached hereto, or as shall be determined pursuant toamendments to Appendix D as approved by the Custodian and the Trust.  The Custodian shall be entitledto charge against any money held by it for the accounts of the Fund the amount of any loss, damage,liability or expense, including counsel fees, for which it shall be entitled to reimbursement under theprovisions of this Agreement as determined by agreement of the Custodian and the Trust or by the final order of any court or arbitrator having jurisdiction and as to which all rights of appeal shall have expired.The expenses which the Custodian may charge against the account of a Fund include, but are not limited to,the expenses of agents or Sub-Custodians incurred in settling transactions involving the purchase and saleof Investments of the Fund.

10.

Reports and Records.

10.1.

Provision of Records to Trust. The Custodian shall:

10.1.1

Internal Accounting and Control Systems. Make available to the Trust and shall send to theTrust any report received on the systems of internal accounting control of Custodian or its Agentsor Sub-custodians as the Trust may reasonably request from time to time, subject, however, to allreasonable security requirements of the Custodian then applicable to the records of its custodycustomers generally.

10.1.2

Books and Records Generally. Make available to the Trust, its auditors, agents andemployees, upon reasonable request and during normal business hours of the Custodian, allrecords maintained by the Custodian pursuant to its obligations under this Agreement. Withoutlimiting the generality of the foregoing, the Custodian shall set up and maintain proper books ofaccount and complete records of all transactions in the accounts maintained by the Custodianhereunder in such manner as will meet the obligations of the Fund under the Act, with particularattention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder and those records are the property of the Trust, (ii) preserve for the periods prescribed by applicable Federal statute orregulation all records required to be so preserved.  All such books and records shall be available,upon request, for inspection by duly authorized officers, employees or agents of the Trust andemployees of the SEC.

10.1.3

Assistance to Trust. Take all reasonable action, that the Trust may from time to timerequest, to assist the Trust in obtaining favorable opinions from the Trust’s independentaccountants, with respect to the Custodian’s activities hereunder, in connection with thepreparation of the Fund’s Form N- IA, Form N-SAR, or other annual reports to the SEC.

10.2

The Trust shall examine all records, however produced or transmitted, promptly uponreceipt thereof and notify the Custodian promptly of any discrepancy or error therein. Unless the Trustdelivers written notice of any such discrepancy or error within a reasonable time after its receipt thereof,such records shall be deemed to be true and accurate.

10.3

No Management of Assets by Custodian. The Custodian performs only the services of acustodian and shall have no responsibility for the management, investment or reinvestment of the Securitiesor other assets from time to time owned by any Fund.  The Custodian is not a selling agent for Shares ofany Fund and performance of its duties as custodian shall not be deemed to be a recommendation to anyFund’s depositors or others of Shares of the Fund as an investment.  The Custodian shall have no duties orobligations whatsoever except such duties and obligations as are specifically set forth in this Agreement,and no covenant or obligation shall be implied in this Agreement against the Custodian.

11.

Miscellaneous.

11.1

Powers of Attorney, etc. The Trust will promptly execute and deliver, uponrequest, such proxies, powers of attorney or other instruments as may be necessary or desirable for theCustodian to provide, or to cause any Sub-custodian to provide, custody services under this Agreement.

11.2

Entire Agreement. This Agreement and the exhibits and/or other schedulesattached hereto, including the 17f-5 Delegation Schedule, constitutes the entire agreement between theTrust and the Custodian and supersedes any other oral or written agreements heretofore in effect betweenthe Trust and the Custodian with respect to the subject matter hereof.  No provision of this Agreement maybe amended or terminated except by an instrument in writing signed by the party against whichenforcement of the amendment or termination is sought, provided, however, that an Written Instructionshall, whether or not such Written Instruction shall constitute a waiver, amendment or modification forpurposes hereof, be deemed to have been accepted by the Custodian when it commences actions pursuantthereto or in accordance therewith.

11.3

Binding Effect; Assignment. This Agreement shall extend to and shall be bindingupon the parties hereto, and their respective successors and assigns; provided, however, that this Agreementshall not be assignable by the Trust or by the Custodian, and no attempted assignment by the Trust or theCustodian shall be effective without the written consent of the other party hereto. Each party agrees that onlythe parties to this agreement and/or their successors in interest shall have a right to enforce the terms ofthis Agreement.  Accordingly, no client of the Trust or other third party shall have any rights under thisAgreement and such rights are explicitly disclaimed by the parties.

11.4

GOVERNING LAW, JURISDICTION AND VENUE; JURY WAIVER. THISAGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY THELAWS OF, THE STATE OF OHIO, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW OFSUCH STATE.  THE PARTIES HERETO IRREVOCABLY CONSENT TO THE EXCLUSIVEJURISDICTION OF THE COURTS OF THE STATE OF OHIO AND THE COURTS OF THE UNITEDSTATES FOR THE SOUTHERN DISTRICT AND EACH PARTY BY ITS EXECUTION OF THIS AGREEMENT IRREVOCABLY (I) SUBMITS TO SUCH JURISDICTION AND (II) CONSENTS TOTHE SERVICE OF ANY PROCESS OR PLEADINGS BY FIRST CLASS U.S. MAIL, POSTAGEPREPAID AND RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS FROM TIME TOTIME AUTHORIZED BY THE LAWS OF SUCH JURISDICTION.  FURTHERMORE, EACH PARTYHERETO IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY INANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THISAGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.5

Notices. Notices and other writings contemplated by this Agreement, other thanInstructions, shall be delivered (a) by hand, (b) by first class registered or certified mail, postage prepaid,return receipt requested, (c) by a nationally recognized overnight courier, delivery charge prepaid, or (d) byfacsimile transmission, provided that any notice or other writing sent by facsimile transmission shall alsobe mailed, postage prepaid, or by overnight courier delivery charge prepaid, to the party to whom suchnotice is addressed.  All such notices shall be addressed, as follows:

If to Trust:

PSG Capital Management Trust
8161 Maple Lawn Blvd., Suite 400
Maple Lawn, MD 20759

Attn:  Robert Carson

Telephone:

(301) 543-6000
Facsimile

(301) 543-6012

If to Custodian:

The Huntington National Bank
7 Easton Oval EA4E70
Columbus, OH  43219

Attn: Kevin Speert, Vice President

Telephone:

(614) 331-9838
Facsimile

(614) 331-5845

or such other address as the Trust or Custodian may have designated in writing to the other. Such Noticeshall be deemed received when delivered if by hand or by facsimile transmission, on the third business dayafter mailing if sent by registered or certified mail, and on the next business day if sent by overnightcourier.

11.6

Headings. The headings of paragraphs in this Agreement are for convenience ofreference only and shall not affect the meaning or construction of any provision of this Agreement.

11.7

Severability. In the event any provision of this Agreement is determined to bevoid or unenforceable, such determination shall not affect the remainder of this Agreement, which shallcontinue to be in force.

11.8

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but each such counterpart shall, together, constitute only oneinstrument.This Agreement shall become effective when one or more counterparts have been signed anddelivered by the Trust and the Custodian.  A photocopy or telefax of the signed signature page to theAgreement shall be acceptable evidence of the existence of the Agreement and the Custodian shall beprotected in relying on such photocopy or telefax until the Custodian has received the original signed copyof the Agreement.

11.9

Confidentiality. The parties hereto agree that each shall treat confidentially theterms and conditions of this Agreement and all information provided by each party to the other regardingits business and operations.  All confidential information provided by a party hereto shall be used by anyother party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and,except as may be required in carrying out this Agreement, shall not be disclosed to any third party withoutthe prior consent of such providing party.  The foregoing shall not be applicable to any information that ispublicly available when provided or thereafter becomes publicly available other than through a breach ofthis Agreement, or that is required to be disclosed by or to any bank examiner of the Custodian or any Subcustodian,any regulatory authority, any auditor of the parties hereto, or by judicial or administrativeprocess or otherwise by Applicable Law.

11.10

Tape-recording. Trust authorizes the Custodian to tape record any and alltelephonic or other oral instructions given to the Custodian by or on behalf of the Trust, including from anyAuthorized Person.  This authorization will remain in effect until and unless revoked by the Trust inwriting.  The Trust, upon request, further agrees to solicit valid written or other consent from any of itsemployees with respect to telephone communications to the extent such consent is required by ApplicableLaw.

11.11

Custodian’s Consent to Use of Its Name. Trust shall obtain the Custodian’swritten consent prior to the publication and/or dissemination or distribution, of a Prospectus or any otherdocuments (including advertising material) specifically mentioning the Custodian (other than merely byname and address).

11.12

Termination. Either party hereto may terminate this Agreement for any reasonby giving to the other party a notice in writing specifying the date of such termination, which shall be notless than ninety (90) days after the date of giving of such notice. If such notice is given by the Trust, itshall be accompanied by a copy of a resolution of the Board of Trustees of the Trust, certified by theSecretary of the Trust, electing to terminate this Agreement and designating a successor custodian orcustodians each of which shall be a bank or trust company having not less than $100,000,000 aggregatecapital, surplus, and undivided profits. In the event such notice is given by the Custodian, the Trust shall,on or before the termination date, deliver to the Custodian a copy of a resolution of the Board of Trustees ofthe Trust, certified by the Secretary, designating a successor custodian or custodians to act on behalf of theTrust. In the absence of such designation by the Trust, the Custodian may designate a successor custodianwhich shall be a bank or trust company having not less than $100,000,000 aggregate capital, surplus, andundivided profits. Upon the date set forth in such notice this Agreement shall terminate, and the Custodian,provided that it has received a notice of acceptance by the successor custodian, shall deliver, on that date,directly to the successor custodian all Securities and monies then owned by the FUND and held by it asCustodian. Upon termination of this Agreement, the Trust shall pay to the Custodian on behalf of the Trustsuch compensation as may be due as of the date of such termination.The Trust agrees on behalf of theTrust that the Custodian shall be reimbursed for its reasonable costs in connection with the termination ofthis Agreement.

11.13

Failure to Designate Successor Custodian. If a successor custodian is notdesignated by the Trust, or by the Custodian in accordance with the preceding paragraph, or the designatedsuccessor cannot or will not serve, the Trust shall, upon the delivery by the Custodian to the Trust of allSecurities (other than Securities held in the Book-Entry System which cannot be delivered to the Trust) andmoneys then owned by the Trust, be deemed to be the custodian for the Trust, and the Custodian shallthereby be relieved of all duties and responsibilities pursuant to this Agreement, other than the duty withrespect to Securities held in the Book-Entry System, which cannot be delivered to the Trust, which shall beheld by the Custodian in accordance with this Agreement.

11.14

Compliance Policies and Procedures. To assist the Custodian in complying withRule 38a-l of the 1940 Act, Trust represents that it has adopted written policies and procedures reasonablydesigned to prevent violation of the federal securities laws in fulfilling its obligations under the Agreementand that it has in place a compliance program to monitor its compliance with those policies and procedures.Trust will upon request provide the Custodian with information about our compliance program as mutuallyagreed.

11.15

Limitation of Personal Liability. No recourse under any obligation of thisAgreement or for any claim based thereon shall be had against any organizer, shareholder, officer, trustee,past, present or future as such, of the Trust or of any predecessor or successor, either directly or through theTrust or any such predecessor or successor, whether by virtue of any constitution, statute or rule of law orequity, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed andunderstood that this Agreement and the obligations thereunder are enforceable solely against the assets ofthe Trust, and that no such personal liability whatever shall attach to, or is or shall be incurred by, theorganizers, shareholders, officers, or trustees of the Trust or of any predecessor or successor, or any of themas such, because of the obligations contained in this Agreement or implied therefrom and that any and allsuch liability is hereby expressly waived and released by the Custodian as a condition of, and as aconsideration for, the execution of this Agreement.

Balance of Page Left Blank Intentionally.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be dulyexecuted as of the date first above written.

Trust:

Custodian

THE HUNTINGTON NATIONAL BANK

By:

By:

Name:  Robert Carson          Name:
Title:    Trustee

Title:
Date:    March 14, 2012

Date:

APPENDIX A

Authorized Persons

Specimen Signatures

Chairman:

Robert Carson

President:

Secretary:

Treasurer:

Senior Vice President:

Assistant Secretary:

Assistant Treasurer:

Adviser Employees:

Lauren Gretchen

Jonathan Giordani

Heather Donhauser

Patricia Kazumba

William Bruns

Transfer Agent/Fund Accountant

Employees:

* Authority restricted; does not include:

APPENDIX B
Series of the Trust

APPENDIX C
Agents of the Custodian

The following agents are employed currently by The Huntington National Bank for securities processing and control.

The Depository Trust Company (New York)
7 Hanover Square
New York, NY 10004

The Federal Reserve Bank
Cleveland Branch

Brown Brothers Harriman & Co.
40 Water Street
Boston, Massachusetts 02109
(Sub-custodian for Foreign Investments and certain non-DTC eligible Investments)

APPENDIX D
(CURRENT SCHEDULE OF CUSTODY FEES)

Transaction Fee:
DTC & Fed Eligible Items

$6.00/Transaction
Non-DTC & Fed Eligible Items

$22.00/Transaction
Mortgage Backed Securities & Private Placements

$20.00/Transaction
Mortgage Backed Securities & Private Placement Payments

$5.00/Payment
Options

$20.00/Transaction
Repurchase Agreements

$9.00/Transaction
Foreign Securities (depending on country)

$20.00-350.00/Transaction*

Administrative Domestic Fee
First $75 million of Market Value

1.25 Basis Points
On Next $75 million of Market Value

1.00 Basis Points
In Excess of $150 million of Market Value

0.75 Basis Points
Monthly Minimum Fee Per Fund Account

$400.00/Account

Wire Transfer Fee:
Outgoing Wires

$15.00/transaction

Physical Check Fee:
Physical Check

$5.00/check

Funds Transfer Fee:
To/From DDA & trust account(s)

No charge

Internet Access:
Online access to trust account activity

No charge

Statements
Standard

No charge
Online

No charge

Note:  Other fees may be assessed for special handling and miscellaneous services.

	ADMINISTRATION/ SAFEKEEPING FEE (IN BASIS POINTS)*	TRANSACTION FEE (US DOLLARS)*
Argentina	22	70
Australia	6	55
Austria	7	90
Bahrain	77	205
Bangladesh	52	180
Belgium	6	65
Bermuda	12	105
Botswana	42	75
Brazil	32	55
Bulgaria	47	105
Canada	4	28
Chile	27	75
China	27	65
Columbia	52	150
Costa Rica	52	75
Croatia	52	85
Cyprus	12	150
Czech Republic	22	60
Denmark	5	90
Egypt	27	65
Estonia	27	85
Euroclear	4.5	20
Finland	12	65
France	5	70
Germany	4	40
Ghana	42	85
Greece	27	135
Hong Kong	10	85
Hungary	17	50
Iceland	27	140
India	32	155
Indonesia	14	140
Ireland	6	60
Israel	67	60
Italy	6	70
Japan	6	23
Jordan	52	150
Kazakhstan	52	155
Kenya	42	75
Latvia	52	130
Lebanon	67	155
Lithuania	52	140
Luxembourg	10	90
Malaysia	14	155
Malta	37	140
Mauritius	62	205
Mexico	14	30
Morocco	52	120
Namibia	47	75
Netherlands	7	25
New Zealand	6	85
Nigeria	42	75
Norway	6	85
Oman	62	205
Pakistan	62	155
Palestine	62	205
Peru	72	130
Philippines	14	135
Poland	52	135
Portugal	32	155
Qatar	62	205
Romania	52	155
Russia	37	155
Singapore	10	95
Slovakia	52	145
Slovenia	52	145
South Africa	6	50
South Korea	12	25
Spain	6	60
Sri Lanka	27	75
Swaziland	47	75
Sweden	6	65
Switzerland	6	100
Taiwan	20	155
Thailand	8	55
Trinidad	52	135
Turkey	27	95
Tunisia	52	105
Ukraine	47	305
UAE	47	140
United Kingdom	5	45
Uruguay	52	95
Venezuela	52	180
Vietnam	52	180
Zambia	47	75
Zimbabwe	47	75
Saudi Arabia	75	200

*Other Settlement Charges:
FRB

$10.00/Transaction
Mutual Fund Settlement (Domestic)

$35.00/Transaction
Short Term Instruments

$10.00/Transaction
Time Deposits

$10.00/Transaction
Derivatives (Hedges, Futures, Forwards, Swaps)

$30.00/Transaction
Repurchase Agreements

$10.00/Transaction
Commercial Paper

$10.00/Transaction
Vault Transfer (Domestic)

$6.00/Transaction
Physical

$20.00/Transaction
Manual Trade Surcharge

$30.00/Transaction
Repaired Trade Surcharge

$10.00/Transaction
Cancels

$10.00/Transaction
Proxy Announcements – Non U.S.

$12.00/Transaction
Proxy Vote – Non U.S.

$12.00/Transaction
SWIFT message

$1.00/Message

Wires and Payments Charges:
U.S. Wires

$10.00/Transaction
Book Transfers

$6.00/Transaction
Non-U.S. Wire

$30.00/Transaction
FX – 3rd Party

$40.00/Transaction
Cashiers Check

$25.00/Transaction

Miscellaneous Other Charges:
Restricted Securities Processing

$150.00

*

Please note that there is a segregated account charge of $5,000 annual through BBH.  This is broken down monthly for a total of $416.67/month additional.

APPENDIX E

17f-5 DELEGATION SCHEDULE

By its execution of this Delegation Schedule dated as of March 14, 2012, between PSGCapital Management Trust (the “Trust”), a business trust formed under the laws of the State of  Delaware acting on behalf of the management investment companies each of whom isregistered with the Securities and Exchange Commission (the Commission) under the InvestmentCompany Act of 1940, as amended (the 1940 Act) and listed on Appendix B- of the Custody Agreement(each a “Fund” and collectively the “Funds”), the Trust hereby appoints THE HUNTINGTONNATIONAL BANK (the “Delegate”), a national bank organized under the laws of the United States, asits delegate to perform certain functions with respect to the custody of the Funds’ Assets outside theUnited States.

WHEREAS the Trust at the direction of each Fund, has appointed the Delegate as custodian“Custodian” of each Fund’s Assets pursuant to the “Custody Agreement between the Trust and theDelegate dated March 14, 2012;

WHEREAS a Fund may, from time to time, determine to invest and maintain some or all of theFund’s Assets outside of the United States;

WHEREAS the Trust at the direction of each Fund wishes to delegate to the Delegate certainfunctions with respect to the custody of Fund’s Assets outside the United States;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereincontained, the Trust on behalf of the Funds and the Delegate agree as follows:

1.

Maintenance of Fund’s Assets Abroad. The Trust, acting on behalf of the Fund’s,hereby instructs the Delegate pursuant to the terms of the Custody Agreement to place and maintain theFund’s Assets in countries outside the United States in accordance with Instructions received from theTrust.  Such instruction shall constitute an Instruction under the terms of the Custody Agreement.  The Trustacknowledges that (a) the Delegate shall perform services hereunder only with respect to the countrieswhere it accepts delegation as foreign custody manager; (b) depending on conditions in the particularcountry, advance notice may be required before the Delegate shall be able to perform its duties hereunderin or with respect to such country (such advance notice to be reasonable in light of the specific facts andcircumstances attendant to performance of duties in such country); and (c) nothing in this DelegationSchedule shall require the Delegate to provide delegated or custodial services in any country, and there mayfrom time to time be countries as to which the Delegate determines it will not provide delegation services.

2.

Delegation. Pursuant to the provisions of Rule 17f-5 under the 1940 Act asamended, the Trust on behalf of the Funds hereby delegates to the Delegate, and the Delegate herebyaccepts such delegation and agrees to perform only those duties set forth in this Delegation Scheduleconcerning the safekeeping of the Fund’s Assets in each of the countries as to which it acts as delegate. TheDelegate is hereby authorized to take such actions on behalf of or in the name of the Trust, on behalf of theFunds, as are reasonably required to discharge its duties under this Delegation Schedule, including, withoutlimitation, to cause the Fund’s Assets to be placed with a particular Eligible Foreign Custodian inaccordance herewith.  The Trust confirms to the Delegate that the Trust on behalf of the Funds hasconsidered the Sovereign Risk and prevailing Country Risk as part of its continuing investment decisionprocess, including such factors as may be reasonably related to the systemic risk of maintaining the Fund’sAssets in a particular country, including, but not limited to, financial infrastructure, prevailing custody andsettlement systems and practices (including the use of any Securities Depository in the context ofinformation provided by the Delegate in the performance of its duties as required under Rule 17f-7 and theterms of the Custody Agreement governing such duties), and the laws relating to the safekeeping andrecovery of the Fund’s Assets held in custody pursuant to the terms of the Custody Agreement.  Trustacknowledges that Delegate has appointed Brown Brothers Harriman & Co. as its sub-custodian and sub-foreigncustody manager for purposes of carrying out some or all of the duties and obligations of Delegateunder this Delegation Schedule, provided however, that such appointment shall not relieve the Delegate ofits obligations under this Delegation Schedule.

3.

Selection of Eligible Foreign Custodian and Contract Administration. The Delegateshall perform the following duties with respect to the selection of Eligible Foreign Custodians andadministration of certain contracts governing the Fund’s foreign custodial arrangements:

(a)

Selection of Eligible Foreign Custodian. The Delegate shall place and maintain theFund’s Assets with an Eligible Foreign Custodian, provided that the Delegate shall havedetermined that the Fund’s Assets will be subject to reasonable care based on the standardsapplicable to custodians in the relevant market after considering factors relevant to the safekeepingof such assets including without limitation:

(i)

The Eligible Foreign Custodian’s practices, procedures, and internal controls,including, but not limited to, the physical protections available for certificated securities(if applicable), the controls and procedures for dealing with any Securities Depository,the method of keeping custodial records, and the security and data protection practices;

(ii)

Whether the Eligible Foreign Custodian has the requisite financial strength toprovide reasonable care for the Fund’s Assets;

(iii)

The Eligible Foreign Custodian’s general reputation and standing; and

(iv)

Whether the Fund will have jurisdiction over and be able to enforce judgmentsagainst the Eligible Foreign Custodian, such as by virtue of the existence of any offices ofsuch Eligible Foreign Custodian in the United States or such Eligible Foreign Custodian’sappointment of an agent for service of process in the United States or consent tojurisdiction in the United States.

The Delegate shall be required to make the foregoing determination to the best of its knowledgeand belief based only on information reasonably available to it.

(b)

Contract Administration.  The Delegate shall cause that the foreign custodyarrangements with an Eligible Foreign Custodian shall be governed by a written contractthat the Delegate has determined will provide reasonable care for Fund assets based onthe standards applicable to custodians in the relevant market.  Each such contract shall,except as set forth in the last paragraph of this subsection (b), include provisions thatprovide:

(i)

For indemnification or insurance arrangements (or any combination of theforegoing) such that the Fund will be adequately protected against the risk of loss ofassets held in accordance with such contract;

(ii)

That the Fund’s Assets will not be subject to any right, charge, security interest,lien or claim of any kind in favor of the Eligible Foreign Custodian or its creditors excepta claim of payment for their safe custody or administration or, in the case of cashdeposits, liens or rights in favor of creditors of such Custodian arising under bankruptcy,insolvency or similar laws;

(iii)

That beneficial ownership of the Fund’s Assets will be freely transferablewithout the payment of money or value other than for safe custody or administration;

(iv)

That adequate records will be maintained identifying the Fund’s Assets asbelonging to the Fund or as being held by a third party for the benefit of the Fund;

(v)

That the Fund’s independent public accountants will be given access to thoserecords described in (iv) above or confirmation of the contents of such records; and

(vi)

That the Delegate will receive sufficient and timely periodic reports with respectto the safekeeping of the Fund’s Assets, including, but not limited to, notification of anytransfer to or from the Fund’s account or a third party account containing the Fund’sAssets.

Such contract may contain, in lieu of any or all of the provisions specified in this Section 3(b),such other provisions that the Delegate determines will provide, in their entirety, the same or agreater level of care and protection for the Fund’s Assets as the specified provisions, in theirentirety.

(c)

Limitation to Delegated Selection. Notwithstanding anything in this DelegationSchedule to the contrary, the duties under this Section 3 shall apply only to Eligible ForeignCustodians selected by the Delegate and shall not apply to Securities Depositories or to anyEligible Foreign Custodian that the Delegate is directed to use pursuant to Section 7 of thisDelegation Schedule.

4.

Monitoring. The Delegate shall establish a system to monitor at reasonableintervals (but at least annually) the appropriateness of maintaining the Fund’s Assets with each EligibleForeign Custodian that has been selected by the Delegate pursuant to Section 3 of this Delegation Schedule.The Delegate shall monitor the continuing appropriateness of placement of the Fund’s Assets in accordancewith the criteria established under Section 3(a) of this Delegation Schedule.  The Delegate shall monitor thecontinuing appropriateness of the contract governing the Fund’s arrangements in accordance with thecriteria established under Section 3(b) of this Delegation Schedule.

5.

Reporting. At least annually and more frequently as mutually agreed betweenthe parties, the Delegate shall provide to the Board written reports specifying placement of the Fund’sAssets with each Eligible Foreign Custodian selected by the Delegate pursuant to Section 3 of thisDelegation Schedule and shall promptly report on any material changes to such foreign custodyarrangements.  Delegate will prepare such a report with respect to any Eligible Foreign Custodian that theDelegate has been instructed to use pursuant to Section 7 of this Delegation Schedule only to the extentspecifically agreed with respect to the particular situation.

6.

Withdrawal of Fund’s Assets. If the Delegate determines that an arrangementwith a specific Eligible Foreign Custodian selected by the Delegate under Section 3 of this DelegationSchedule no longer meets the requirements of said Section, Delegate shall withdraw the Fund’s Assets fromthe non-complying arrangement as soon as reasonably practicable; provided, however, that if in thereasonable judgment of the Delegate, such withdrawal would require liquidation of any of the Fund’sAssets or would materially impair the liquidity, value or other investment characteristics of the Fund’sAssets, it shall be the duty of the Delegate to provide information regarding the particular circumstancesand to act only in accordance with Instructions of the Trust with respect to such liquidation or otherwithdrawal.

7.

Direction as to Eligible Foreign Custodian. Notwithstanding this Delegation Schedule,the Trust may direct the Delegate to place and maintain the Fund’s Assets with a particular Eligible ForeignCustodian, including without limitation with respect to investment in countries as to which the Delegatewill not provide delegation services. In such event, the Delegate shall be entitled to rely on any suchinstruction as an Instruction under the terms of the Custody Agreement and shall have no duties under thisDelegation Schedule with respect to such arrangement save those that it may undertake specifically inwriting with respect to each particular instance.

8.

Standard of Care. In carrying out its duties under this Delegation Schedule,the Delegate agrees to exercise reasonable care, prudence and diligence such as a person havingresponsibility for safekeeping the Fund’s Assets would exercise.

9.

Representations. The Trust hereby represents and warrants that it is a U.S. Trust andthat this Delegation Schedule has been duly authorized, executed and delivered by the Delegate and is alegal, valid and binding agreement of the Delegate.  The Trust hereby represents and warrants that eachBoard of Trustees has determined that it is reasonable to rely on the Delegate to perform the delegatedresponsibilities provided for herein and that this Delegation Schedule has been duly authorized, executedand delivered by the Trust and is a legal, valid and binding agreement of the Trust.

10.

Effectiveness; termination. This Delegation Schedule shall be effective as of thedate on which this Delegation Schedule shall have been accepted by the Delegate, as indicated by the dateset forth below the Delegate’s signature.  This Delegation Schedule may be terminated at any time, withoutpenalty, by written notice from the terminating party to the non-terminating party.  Such termination shallbe effective on the 30th calendar day following the date on which the non-terminating party shall receivethe foregoing notice.  Notwithstanding the foregoing, this Delegation Schedule shall be deemed to havebeen terminated concurrently with the termination of the Custody Agreement.

11.

Notices. Notices and other communications under this Delegation Schedule areto be made in accordance with the arrangements designated for such purpose under the Custody Agreementunless otherwise indicated in a writing referencing this Delegation Schedule and executed by both parties.

12.

Definitions.  Capitalized terms not otherwise defined in this Delegation Schedulehave the following meanings:

a.

Country Risk - shall have the meaning set forth in Section 9.3.2 of the CustodyAgreement.

b.

Eligible Foreign Custodian - shall have the meaning set forth in Rule 17f-5(a)(l) of the1940 Act and shall also include a U.S. Bank.

c.

Fund’s Assets - shall mean any of the Fund’s investments (including foreign currencies)for which the primary market is outside the United States, and such cash and cash equivalents asare reasonably necessary to effect the Fund’s transactions in such investments.

d.

Instructions - shall have the meaning set forth in the Custody Agreement.

e.

Securities Depository- shall have the meaning set forth in Rule 17f-7 of the 1940 Act.

f.

Sovereign Risk - shall have the meaning set forth in Section 9.3.3 of the CustodyAgreement.

g.

U.S. Bank - shall mean a bank which qualifies to serve as a custodian of assets ofinvestment companies under Section 17 (f) of the 1940 Act.

13.

Governing Law and Jurisdiction. This Delegation Schedule shall be construed inaccordance with the laws of the State of New Ohio without reference to the conflict of law provisionsthereof. The parties hereby submit to the exclusive jurisdiction of the Federal courts sitting in the State ofOhio or the or of the state courts of such State.

14.

Fees. Delegate shall perform its functions under this Delegation Schedule for thecompensation determined under the Custody Agreement.

15.

Integration. This Delegation Schedule sets forth all of the Delegate’s duties withrespect to the selection and monitoring of Eligible Foreign Custodians, the administration of contracts withEligible Foreign Custodians, the withdrawal of assets from Eligible Foreign Custodians and the issuance ofreports in connection with such duties. The terms of the Custody Agreement shall apply generally as tomatters not expressly covered in this Delegation Schedule, including dealings with the Eligible ForeignCustodians in the course of discharge of the Delegate’s obligations under the Custody Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Delegation Schedule to beduly executed as of the date first above written.

The undersigned acknowledges that (I/we) have received a copy of this document.

PSG Capital Management Trust

THE HUNTINGTON NATIONAL BANK

By:

/s/

By:

/s/

Name:

Robert Carson

Name: Kevin Speert

Title:

Trustee

Title:  VP